Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (referred to as the "Agreement") dated as of April 15, 2006, is by and between Edward E. Mace (referred to as the "EXECUTIVE") and RockResorts International, LLC, a Delaware limited liability company (referred to as "ROCKRESORTS"). The EXECUTIVE and ROCKRESORTS may be referred to collectively as the "Parties".

WHEREAS, the EXECUTIVE is the President of ROCKRESORTS (and President of Vail Resorts Lodging Company, consisting of the non-branded ski resort based properties owned and operated by the Companies); and

WHEREAS, the EXECUTIVE and ROCKRESORTS agree that on the EXECUTIVE'S Final Date of Employment, as hereinafter defined, the EXECUTIVE will no longer perform services as an employee of ROCKRESORTS, and will cease to be eligible to participate in benefit plans for active employees of ROCKRESORTS; and

WHEREAS, the EXECUTIVE acknowledges that, as of the Final Date of Employment, he has no entitlement to continued pay or benefits under the Employment Agreement between the EXECUTIVE and ROCKRESORTS dated as of October 30, 2001, as amended (the "Employment Agreement") except as provided herein; and

WHEREAS, this Agreement is pursuant to Paragraph 3(c) of the Employment Agreement, and the parties mutually desire to amend and supersede the Employment Agreement by this Separation Agreement and General Release; and

WHEREAS, ROCKRESORTS, wishes to pay the EXECUTIVE the amounts set forth herein, less statutory and authorized deductions;

In consideration of the mutual promises contained in this Agreement, ROCKRESORTS and the EXECUTIVE agree as follows:

    As used herein, the following terms, when capitalized, shall have the following meanings:

      "Companies" shall mean VAIL RESORTS, INC. and all of its subsidiaries and controlled affiliates.

      "Confidential Information" shall mean budgets, business plans, financial projections, terms of transactions under consideration, strategies, financial statements and results, plans or drawings, lease terms, customer lists and information, prospect lists, club membership rolls, trade secrets, information regarding legal strategies and proceedings, and other information, whether in tangible or electronic media format, pertaining to the business and operations of the Companies. In addition, without in any way limiting the foregoing, Confidential Information includes any and all information in the EXECUTIVE'S possession or of which the EXECUTIVE has knowledge relating to or arising out of any actual or threatened regulatory investigation or proceeding or settlement or any other litigation, claim, investigation, suit, action or other proceeding involving or relating to the Companies, whether such investigation, proceeding, settlement, claim, litigation, suit, action or other proceeding or the EXECUTIVE'S knowledge thereof occurred or was obtained during or prior to or after the term of the EXECUTIVE'S employment by ROCKRESORTS. Confidential Information does not include (i) any information which is generally available to the public or hereafter becomes available to the public without the fault of the EXECUTIVE; (ii) club membership rolls sent to the EXECUTIVE in his capacity as a member of the applicable club, provided that the EXECUTIVE agrees that he will use such club membership rolls only in accordance with the rules and regulations of the applicable club; (iii) information that is or becomes known in the industry without the fault of the EXECUTIVE; (iv) information that is received from a third party outside of ROCKRESORTS which to EXECUTIVE'S knowledge is not in violation of a confidentiality agreement with ROCKRESORTS; or (v) general industry skills, knowledge and experience.

      "Constituting Documents" shall mean the articles or certificates of incorporation, bylaws, or similar organizational documents for each of the Companies.

      "Final Date of Employment" shall mean April 15, 2006.

      "Legal Proceeding" shall mean any claim, demand, pending or threatened legal, regulatory or administrative proceeding and any other action of any nature, whether known or unknown.

      "Released Person" shall mean each of the Companies, and any of their current and former officers, directors, employees, shareholders, partners, members, agents, representatives, legal representatives, accountants, and their successors and assigns.

    The employment relationship between the EXECUTIVE and ROCKRESORTS will terminate on the Final Date of Employment. This Agreement constitutes the EXECUTIVE'S resignation from all officer, director and employee positions with ROCKRESORTS and the Companies, in each case effective on the Final Date of Employment. The parties hereto acknowledge that, following the Final Date of Employment, the EXECUTIVE shall not be considered an officer or employee of ROCKRESORTS. .

    In consideration for the EXECUTIVE entering into this Agreement:

      conditioned on the execution and non-revocation, pursuant to Section 15 hereof, of this Agreement, ROCKRESORTS agrees to pay the EXECUTIVE the sum of $822,685, comprised of eighteen (18) months of the EXECUTIVE'S base salary ($645,000), plus 71% of EXECUTIVE'S target bonus for the year ($152,650) plus the estimated value of eighteen (18) months of COBRA health insurance premiums and related costs ($25,035), less statutory and authorized deductions. This will be paid in a single lump sum payment on October 20, 2006; provided that if guidance regarding Internal Revenue Code Section 409A is issued which would permit such payment to be made earlier without subjecting EXECUTIVE to an additional income tax, the EXECUTIVE may specify, on two business days' prior notice, an earlier payment date for the amounts set forth in this Section 3(a).

      ROCKRESORTS agrees to pay the EXECUTIVE, on April 15, 2006, full payment of any amount owing to the EXECUTIVE in respect of base salary for the period through April 15, 2006, as well as accrued and unused paid time off, less a pro-rated Mandatory Time Off deduction, through such date (as reflected on the human resources records of ROCKRESORTS).

    In addition to that set forth in Section 3 above, the following shall be applicable as a result of the EXECUTIVE'S separation:

    (a) After the Final Date of Employment: (i) the EXECUTIVE shall neither accrue salary nor paid time off nor participate in (A) ROCKRESORTS Medical and Dental Plans (other than as required under COBRA), (B) Short Term or Long Term Disability Insurance, (C) ROCKRESORTS sponsored Life or ADD insurance programs, or (D) any other compensation or benefit plans, programs or arrangements maintained or contributed to by any of the Companies; (ii) he shall have no right to make contributions or earn ROCKRESORTS Matching Contributions in ROCKRESORTS' 401(k) Plan (except for any ROCKRESORTS Matching Contributions due but not yet made; and (iii) except as otherwise provided in Sections 4(d) and 6 below, he shall no longer be entitled to any perquisites made available to active executives or employees of ROCKRESORTS, including, but not limited to parking or the use of ROCKRESORTS owned and Volvo promotional vehicles. The EXECUTIVE'S rights with respect to his accrued benefits, as of the Final Date of Employment, under the Companies' 401(k) Plan will be as set forth in the applicable plan documents, and any conversion or continuation right the EXECUTIVE may have under any other VAIL CORPORATION sponsored employee benefit plan will be as set forth in the applicable plan document and shall be at his sole expense. Other than as expressly set forth in this Agreement, the EXECUTIVE will have no rights to future benefits under any employee benefit plan or arrangement of the Companies following the Final Date of Employment, except to the extent such benefits have been earned and accrued as of the Final Date of Employment.

    (b) Any stock options, restricted stock or other equity-based compensation awards held by the EXECUTIVE that are not vested as of the EXECUTIVE'S Final Date of Employment will be immediately cancelled and forfeited.

    (c) Notwithstanding anything in this or another document to the contrary, all vested options to purchase stock of VAIL RESORTS, INC. held by the EXECUTIVE after the Final Date of Employment (each of which is listed on Annex A hereto) shall continue to be exercisable until July 14, 2006 (but in no event beyond the full term of the option). Any such options that are not exercised by July 14, 2006 shall be forfeited.

    (d) For the period through the end of the 2006 ski season the EXECUTIVE and his immediate family members may continue to use their employee ski passes and receive discounts at SSV stores and restaurants, as they had prior to the Final Date of Employment.

    (e) For the period through October 20, 2006, ROCKRESORTS shall maintain (i) an appropriate forwarding message recorded by the EXECUTIVE and approved by ROCKRESORTS on voicemail for the EXECUTIVE'S former ROCKRESORTS telephone number, and (ii) an auto-response on the email address emace@vailresorts.com with an appropriate forwarding email response created by the EXECUTIVE and approved by ROCKRESORTS. In addition, through October 20, 2006, ROCKRESORTS shall forward to the EXECUTIVE, at an address he may reasonably provide from time to time, any first class mail addressed to the EXECUTIVE at ROCKRESORTS' offices that ROCKRESORTS determines is his personal mail.

    (f) ROCKRESORTS shall pay the EXECUTIVE'S reasonable legal fees and expenses (not to exceed $7,500) incurred by him in negotiating and executing this Agreement.

    The EXECUTIVE and ROCKRESORTS purchased jointly a residence in Arrowhead, part of the Beaver Creek Resort (the "Arrowhead Residence") pursuant to an Addendum to the Employment Agreement. ROCKRESORTS' initial investment in the Arrowhead Residence was $900,000. If the EXECUTIVE desires to purchase ROCKRESORTS' interest, the following procedure shall apply.

      Notice of the EXECUTIVE'S Intent to Purchase ROCKRESORTS' Interest in the Arrowhead Residence. Within ninety (90) days of the Final Date of Employment, the EXECUTIVE must notify ROCKRESORTS that the EXECUTIVE desires to purchase ROCKRESORTS' interest in the Arrowhead Residence and also must provide ROCKRESORTS with a financing commitment or other evidence acceptable to ROCKRESORTS that he has arranged for acceptable financing to purchase ROCKRESORTS' interest at the price determined in section (b) of this paragraph.

      Valuation of ROCKRESORTS' Interest in the Arrowhead Residence. The value of the interest of ROCKRESORTS in the Arrowhead Residence shall be determined as follows. ROCKRESORTS will obtain an appraisal by an independent unaffiliated licensed real estate appraiser, reasonably acceptable to EXECUTIVE, of the home at its own expense. If the EXECUTIVE disputes the appraisal, he may, at his own expense, appoint a second appraiser. The two appraisers shall then select a third appraiser, whose fee shall be shared equally by ROCKRESORTS and the EXECUTIVE. The average of the three appraisals shall be binding upon the parties. ROCKRESORTS' interest shall be valued at 47% of the Appraised Value of the Arrowhead Residence less the amount of the expenditures made by EXECUTIVE of material home improvements subsequent to the initial renovations (as evidenced by adequate records substantiating such expenditures) and normal and customary closing costs. The EXECUTIVE must complete the purchase of ROCKRESORTS' interest on or before October 20, 2006 (or if later, thirty days after a final appraisal pursuant to this subsection) or his rights to purchase ROCKRESORTS' interest shall terminate.

      The initial purchase price of the home was $1,650,000 plus closing costs shown on settlement statement of which ROCKRESORTS provided $900,000. EXECUTIVE then invested $250,000 in renovations. $900,000 is approximately 47% of $1,900,000.

      Sale of the Arrowhead Residence. If the EXECUTIVE fails to comply with the deadlines for evidence of financing and purchase outlined in this paragraph 5, the residence shall be listed for sale at a mutually acceptable price with ROCKRESORTS' designated broker. If the parties are unable to agree on a listing price, the listing price shall be determined by the average of the three (3) appraisals as provided for in subsection (b) above. The listing price may be changed from time to time with ROCKRESORTS' consent, which consent shall not be unreasonably withheld or delayed. In such event, ROCKRESORTS' interest shall be determined in the same manner set forth in paragraph (b) above.

    ROCKRESORTS further agrees that, through the end of the 2006 golf season, the EXECUTIVE shall retain one nontransferable membership in the Red Sky Ranch Golf Club, receive one nontransferable membership in the Country Club of the Rockies at Arrowhead, and one nontransferable membership in the Arrowhead Alpine Club. After the end of the 2006 golf season, such memberships shall expire. EXECUTIVE shall not be charged dues for his use of such memberships for the 2006 golf season. Further, until April 15, 2009, EXECUTIVE shall have the right, subject to ROCKRESORTS' (or its affiliate which owns the CCR membership) prior right to terminate such right in its sole discretion, (i) to use the CCR membership by paying the then current dues on a current basis directly to the club, and (ii) to purchase such CCR membership from the ROCKRESORTS affiliate that owns the CCR membership at the higher of $150,000 or the then prevailing initiation fee amount.

    (a) In return for the consideration and other promises by ROCKRESORTS set forth in this Agreement, the EXECUTIVE for himself and his representatives, heirs, and assigns, hereby releases and discharges each of the Released Persons from all Legal Proceedings, known or unknown, that he may have against any of the Released Persons, including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of his employment with ROCKRESORTS, and his separation from that employment, including, but not limited to, any rights or claims under the Federal Worker Adjustment and Restraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Colorado Anti-Discrimination Act, Colo. Rev. Stat. Section 21-34-401, et seq.; the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; the Civil Rights Act of 1964, as amended, 42 U.S.C., Section 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.; the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 800 et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. Section 1981; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, but is not limited to, any Legal Proceedings in the nature of tort or contract claims, including specifically claims of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of his employment or separation from employment with ROCKRESORTS. Except as provided in Section 4(f), this release includes any and all claims seeking attorney fees, costs, and other expenses related to the claims released herein.

    However, this release and waiver shall not apply to: (i) any rights which, by law, may not be waived; (ii) rights and claims that arise from acts or events occurring after the effective date of this Agreement; (iii) claims with respect to the EXECUTIVE'S accrued benefits, as of the Final Date of Employment, under ROCKRESORTS' 401(k) Plan or other benefit plans which will be as set forth in the applicable plan documents, or any conversion or continuation right the EXECUTIVE may have under any other ROCKRESORTS employee benefit plan which will be as set forth in the applicable plan document and shall be at his sole expense; (iv) rights to indemnification or advancement of expenses under the Articles of Incorporation or Bylaws of ROCKRESORTS or any of the Companies or under Section 145 of the General Corporation Law of Delaware, or (v) claims for breach by ROCKRESORTS of this Agreement.

    The EXECUTIVE also specifically covenants and represents that he has not and will not bring suit or file any charge, grievance or complaint, of any nature in relation to any claim or right waived herein, against the Released Persons.

    SUMMARY OF RELEASE AND WAIVER OF CLAIMS: Please read the three immediately preceding paragraphs carefully and have them explained to you by your attorney. In summary, what the paragraphs say and what you, the EXECUTIVE, agree to do by executing this Agreement is to give up your right to pursue any legal claim that you might have against the Companies and related companies (including Vail Resorts Development Company, The Vail Corporation and Vail Summit Resorts, Inc., RockResorts International, LLC), their current and former, officers, directors, shareholders, agents, and/or employees. It applies whether or not you are aware of the claims. It applies to claims that arose (meaning the important facts and occurrences which create or support the claim happened) at any time up to and including the time of your execution of this Agreement. It does not apply to any claims that might arise (meaning that the important facts or occurrences that create or support the claim happen) after the date of execution of this Agreement. As stated above, the release and waiver includes, but is not limited to, any and all claims arising from your employment or your separation from employment with ROCKRESORTS. Such claims would include claims of employment discrimination or wrongful discharge and claims arising under any federal, state, and local laws, including, but not limited to, those listed by name above. Once you have entered into this Agreement, you will have agreed not to seek to bring those claims in a court or other forum at any time in the future. In effect, you are exchanging your right to bring or pursue those claims, whether they are worth anything or not, for the actions to be taken for your benefit by ROCKRESORTS and other promises in this Agreement.

    (b) In return for the consideration and other promises by the EXECUTIVE set forth in this Agreement, the Companies hereby release and discharge the EXECUTIVE, and his representatives, heirs and assigns (the "EXECUTIVE Released Persons") from all Legal Proceedings, known or unknown, that they may have against any of the EXECUTIVE Released Persons, including but not limited to, claims that in any manner relate to, arise out of or involve any aspect of the EXECUTIVE'S employment with ROCKRESORTS, and his separation from that employment. This release and waiver also specifically includes, but is not limited to, any Legal Proceedings in the nature of tort or contract claims, including specifically claims of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of his employment or separation from employment with ROCKRESORTS. This release includes any and all claims seeking attorney fees, costs, and other expenses related to the claims released herein. However, this release and waiver shall not apply to: (i) any rights which, by law, may not be waived; (ii) rights and claims that arise from acts or events occurring after the effective date of this Agreement; (iii) rights under any executory purchase and sale agreement for real estate constructed and sold by ROCKRESORTS as to which the EXECUTIVE is the purchaser, and (iv) claims for breach of any provision of this Agreement by the EXECUTIVE.

    The Companies also specifically covenant and represent that they have not and will not bring suit or file any charge, grievance or complaint, of any nature in relation to any claim or right waived herein against the EXECUTIVE.

    The EXECUTIVE agrees to the following:

    (a) The EXECUTIVE shall remove all of his personal possessions from his office by no later than April 15, 2006, provided that the EXECUTIVE shall not return to his office after the Final Date of Employment other than at such time agreed to by ROCKRESORTS in order to remove his personal possessions. The EXECUTIVE shall return all materials of the Companies that may have been issued to the EXECUTIVE, including, but not limited to, keys, written or electronic Confidential Information, and credit cards, and to promptly file any outstanding final expense report. Subject to compliance with his obligations herein with respect to the use and disclosure of Confidential Information, the EXECUTIVE will be entitled to make a copy of his electronic rolodex and schedule and , shall not be prohibited from participating as a partner, employee, officer, director, consultant or any other role with respect to any entity that owns or hereafter purchases or proposes to purchase any property managed by any of the Companies.

    (b) The EXECUTIVE shall not use or disclose to anyone not connected with ROCKRESORTS, or use for his own benefit or that of third parties, any Confidential Information or trade secrets that the EXECUTIVE obtained during his employment with ROCKRESORTS, except as required in any judicial or administrative proceeding.

    (c) The EXECUTIVE shall not make any copies for his own use or for the benefit of unrelated third parties, of any prospect lists, any memoranda, books, records, or documents, whether in tangible or electronic media form, which contain Confidential Information or trade secrets belonging to the Companies, except as required in any judicial or administrative proceeding.

    (d) The EXECUTIVE covenants and agrees that through October 31, 2006, he will not solicit for another business or enterprise any person who is a Grade 28 functional director or higher level employee of VAIL RESORTS, INC. or any of its subsidiaries at the time of the EXECUTIVE'S termination.

    (e) The EXECUTIVE further covenants and agrees that through the second anniversary of the Final Date of Employment, he will assist ROCKRESORTS, in a capacity as a factual witness, in the prosecution and defense of Legal Proceedings pertaining to properties owned or managed by ROCKRESORTS while he was employed by ROCKRESORTS, as reasonably requested by ROCKRESORTS or VAIL RESORTS, INC. provided that such assistance shall be scheduled at such reasonable times with advance notice as will not interfere with EXECUTIVE'S employment or other business activities. ROCKRESORTS agrees to reimburse EXECUTIVE'S reasonable travel expenses in providing such assistance in accordance with ROCKRESORTS' published Travel and Entertainment Policy, and agrees to pay EXECUTIVE at an hourly rate of $300 per hour (or portion thereof) for EXECUTIVE'S assistance (not including travel time).

    (f) For a period of five (5) years following the Final Date of Employment, the EXECUTIVE shall not make any statements disparaging of any of the Companies, the Board, and the officers, directors, stockholders, or employees of any of the Companies of the Associations. The Companies shall similarly not disparage the EXECUTIVE for a period of five (5) years following the Final Date of Employment. Notwithstanding any of the foregoing in this subsection, the parties may respond truthfully to inquiries from governmental agencies or from the prospective employers of the EXECUTIVE. Similarly, nothing in this Agreement is intended to prevent either party from seeking to enforce the provisions of this Agreement through appropriate proceedings.

    The parties acknowledge that ROCKRESORTS retains the right, together with any other legal remedy ROCKRESORTS may have, to discontinue the payments and benefits described in Sections 3 and 6, at any time upon written notice to the EXECUTIVE, in the event that ROCKRESORTS determines, in good faith, that (i) the EXECUTIVE is violating or has violated any of the obligations of Section 7 above, or (ii) the EXECUTIVE is violating in any material respect or has violated in any material respect any of the obligations of Sections 8(a) - (f) above. In such an event, the EXECUTIVE may seek a determination, pursuant to the provisions of Section 16 below, that such action by ROCKRESORTS was not justified and should be remedied. If a determination is made that such action was not justified, in whole or part, EXECUTIVE shall be entitled to compensatory damages, including interest and payment of attorneys' fees and expenses. Nothing in this Agreement shall prohibit or restrict the EXECUTIVE from testifying truthfully as may be required by the Securities and Exchange Commission or other governmental or judicial body acting in its official capacity.

    The EXECUTIVE acknowledges and agrees that the restrictions and obligations contained in Section 8(b)-(f) are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of ROCKRESORTS, that ROCKRESORTS would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by ROCKRESORTS should the EXECUTIVE breach any of such provisions. The EXECUTIVE further acknowledges and agrees that a breach of any of such restrictions and obligations cannot be adequately compensated by monetary damages. The EXECUTIVE agrees that ROCKRESORTS shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of such restrictions, which rights shall be cumulative and in addition to any other rights or remedies to which ROCKRESORTS may be entitled. In the event that any of such restrictions should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

    The entry into this Agreement by the Parties is not and shall not be construed to be an admission of any act, practice or policy by ROCKRESORTS in violation of any statute, common law duty, constitution, or administrative rule or regulation. Further, this Agreement shall not constitute evidence of any such proscribed or wrongful act, practice or policy by ROCKRESORTS.

    The Parties agree that this Agreement shall not be tendered or admissible as evidence in any proceeding by either Party for any purpose, except in a proceeding involving one or both of the Parties in which this Agreement or any part of this Agreement, an alleged breach of this Agreement, the enforcement of this Agreement, and/or the validity of any term of this Agreement is at issue.

    ROCKRESORTS advises the EXECUTIVE to consult an attorney before signing this Agreement, and the EXECUTIVE acknowledges that he has consulted an attorney before signing this Agreement and that he has discussed with such attorney all issues relevant to the EXECUTIVE, including the potential application of Internal Revenue Code Section 409A.

    The EXECUTIVE acknowledges the adequacy and sufficiency of the consideration for his promises set forth in this Agreement. The EXECUTIVE is estopped from raising, and hereby expressly waives any defense regarding the receipt and/or legal sufficiency of the consideration provided under this Agreement.

    The EXECUTIVE hereby acknowledges his understanding that, had he wished to do so, he could have taken up to twenty-one (21) days to consider this Agreement, that he has read this Agreement and understands its terms and significance, and that he executes this Agreement voluntarily and with full knowledge of its effect, having carefully read and considered all terms of this Agreement and, if he has chosen to consult with an attorney, having had all terms and their significance fully explained to him by his attorney.

    The EXECUTIVE understands that he may revoke this Agreement, as it applies to him, within seven (7) days following execution of this Agreement and that this Agreement, as it applies to him, shall not become effective or enforceable until that revocation period has expired. Any such revocation must be effected by delivery of a written notification of revocation of the Agreement to the General Counsel of VAIL RESORTS, INC. prior to the end of such 7 day revocation period. In the event that the Agreement is revoked by the EXECUTIVE, ROCKRESORTS shall have no obligations under the Agreement, no amounts will be payable under this Agreement, and this Agreement shall be deemed to be void ab initio and of no further force or effect.

    Any controversy or claim arising out of, or relating to, this Agreement, or its breach, shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof, and shall be resolved by final and binding arbitration, in accordance with the rules for contractual disputes then applicable, of JAMS®, Denver, Colorado, and judgment on the award rendered may be entered in any court having jurisdiction.

    The EXECUTIVE shall be responsible for paying all income taxes attributable to payments, perks and benefits received under this Agreement, and all payments and benefits provided to the EXECUTIVE shall be net of applicable income, employment or other taxes required to be withheld therefrom.

18. EXECUTIVE acknowledges that Vail Resorts, Inc., the ultimate parent entity of ROCKRESORTS, is a public company. As such, EXECUTIVE acknowledges that this Agreement may be publicly filed as required by law.

19. This Agreement represents the complete agreement between the EXECUTIVE and ROCKRESORTS concerning the subject matter in this Agreement, and it supersedes all prior agreements or understandings, written or oral, including the Employment Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

20. Each of the Sections contained in this Agreement shall be enforceable independently of every other Section in this Agreement, and the invalidity or unenforceability of any Section shall not invalidate or render unenforceable any other Section contained in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, intending to be legally bound by this Agreement.

EXECUTIVE	ROCKRESORTS INTERNATIONAL, LLC

/s/ Edward E. Mace	By:	/s/ Martha D. Rehm
Edward E. Mace	Title:	Executive Vice President

Date: April 15, 2006	Date:	April 15, 2006